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                                                                    EXHIBIT 8.2


                                ALSTON&BIRD LLP

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-4777
                                 www.alston.com


                                  May 24, 1999



Norrell Corporation
3535 Piedmont Road N.E.
Atlanta, Georgia 30305

         Re:      PROPOSED MERGER INVOLVING INTERIM SERVICES INC.
                  AND NORRELL CORPORATION

Ladies and Gentlemen:

         We have served as counsel to Norrell Corporation, a Georgia corporation ("Norrell") in connection with the reorganization involving Norrell, Interim Services Inc., a Delaware corporation ("Interim") and Interim Merger Corporation, a Delaware corporation ("Interim Merger Sub"), pursuant to the Agreement and Plan of Merger by and among Norrell, Interim Merger Sub and Interim, dated as of March 24, 1999 and amended as of April 27, 1999 and as of May 24, 1999 (the "Agreement"), which sets forth the terms and conditions of the acquisition of Norrell by Interim pursuant to the merger of Norrell with and into Interim Merger Sub (the "Merger"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, as amended through the date hereof, in connection with the Merger (the "Registration Statement"), we are rendering our opinion with respect to certain United States federal income tax consequences of the Merger. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

         In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including the Agreement and the Registration Statement including the Proxy Statement/Prospectus for a special meeting of stockholders of Norrell (together the "Proxy Statement"). In addition, we have assumed, that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and the Registration Statement.



     1211 East Morehead Street          3605 Glenwood Avenue, Suite 310       601 Pennsylvania Avenue, N.W.
         P. O. Drawer 34009                    P. O. Drawer 31107              North Building, 11th Floor
      Charlotte, NC 28234-4009               Raleigh, NC 27622-1107             Washington, DC 20004-2601
            704-331-6000                          919-420-2200                        202-756-3300
         Fax: 704-334-2014                     Fax: 919-881-3175                    Fax: 202-756-3333

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Norrell Corporation
Page 2


         In rendering the opinions expressed herein, we have relied, with the consent of Norrell and Interim, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of Norrell and Interim to us, dated as of the date hereof (together, the "Certificates"), which we have assumed are correct, complete and accurate as of the date hereof and will be correct, complete and accurate as of the Effective Time.

         Based on and subject to the foregoing, we are of the opinion that the discussion of the U.S. federal income tax consequences contained in the Proxy Statement under the caption "The Merger - Certain U.S. Federal Income Tax Consequences," except as otherwise indicated, is accurate in all material respects and represents our opinion as to the material U.S. federal income tax consequences of the Merger. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to the references and discussion of this opinion and the references to the firm contained therein.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The federal income tax consequences described herein may not apply to certain stockholders of Norrell with special situations, including, without limitation, stockholders who hold their Norrell stock other than as a capital asset, who received their Norrell stock upon the exercise of employee stock options or otherwise as compensation, who hold their Norrell stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or are foreign persons, insurance companies, or securities dealers.

         In addition, our opinions are based solely on the documents that we have examined and the factual statements and factual representations set out in the Certificates which we have assumed are true on the date hereof and will be true at the Effective Time. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in the Agreements or any of the factual statements or factual representations set out in the Certificates is, or becomes inaccurate.


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Norrell Corporation
Page 3


         Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, the conversion of options, or the consequences of the Merger under state, local or foreign law.

         Our opinion is premised on the assumption that Interim will not undertake certain actions that it has represented to us it will not undertake unless it receives a subsequently issued opinion from counsel. If Interim does undertake such actions, then Norrell and the shareholders of Norrell must rely on an opinion subsequently issued in connection with such actions regarding the status of the Merger as a reorganization under Section 368(a) of the Code.

         These opinions are provided by Alston & Bird LLP solely for the benefit and use of Norrell and the shareholders of Norrell. No other party or person is entitled to rely on the opinions.


                                          Very truly yours,

                                          ALSTON & BIRD LLP



                                          By: /s/ Alston & Bird LLP
                                             ----------------------------------